Exhibit 10.24
The Middlefield Banking Company
Amended Executive Deferred Compensation Agreement
     This Amended Executive Deferred Compensation Agreement (this “Agreement”) is entered into as of this 8th day of May, 2008, by and between The Middlefield Banking Company, an Ohio-chartered bank (the “Bank”), and James R. Heslop II, Executive Vice President and Chief Operating Officer of the Bank (the “Executive”).
     Whereas, to encourage the Executive to remain an employee of the Bank, the Bank and the Executive entered into an Executive Deferred Compensation Agreement dated as of December 28, 2006, with contributions made solely by the Bank and benefits payable out of the Bank’s general assets,
     Whereas, the Bank and the Executive desire to amend the December 28, 2006 Executive Deferred Compensation Agreement to ensure that the agreement complies in form and in operation with Internal Revenue Code section 409A,
     Whereas, the Bank and the Executive intend that this Agreement shall amend and restate in its entirety the December 28, 2006 Executive Deferred Compensation Agreement,
     Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” that is set forth in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of the Bank, is contemplated insofar as the Bank is concerned, and
     Whereas, the parties hereto intend that this Agreement shall be considered an unfunded and noncontributory arrangement maintained primarily to provide supplemental retirement benefits for the Executive, and to be considered a non-qualified benefit plan for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Executive is fully advised of the Bank’s financial status.
     Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows.
Article 1
Definitions
     1.1 “Account Balance” means the Bank’s accounting of Annual Contributions made by the Bank, plus accrued interest.
     1.2 “Annual Contribution” means the amount credited to the Account Balance after the end of each Plan Year for which the Performance Goals are achieved. For the first Plan Year, the Executive shall receive an Annual Contribution amount equal to 5% of the Executive’s Base Annual Salary. For every Plan Year after the first Plan Year, the Annual Contribution will be conditional on achievement of the Performance Goals. The Annual Contribution amount in any Plan Year shall not be less than 5% or more than 15% of the Executive’s Base Annual Salary. In its discretion, the Bank’s board of directors may increase or decrease the amount of the Annual Contribution, but the Annual Contribution amount shall be changed no more frequently than annually.
     1.3 “Base Annual Salary” means compensation of the type required to be reported as salary according to Securities and Exchange Commission Rule 229.402(c) (17 CFR 229.402(c)), specifically column (c) of that rule’s Summary Compensation Table (or any successor provision).
     1.4 “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive, determined according to Article 5.
     1.5 “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.
     1.6 “Change in Control” shall mean a change in control as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including -
     (a) Change in ownership: a change in ownership of Middlefield Banc Corp., an Ohio corporation of which the Bank is a wholly owned subsidiary, occurs on the date any one person or group accumulates ownership of Middlefield Banc Corp. stock constituting more than 50% of the total fair market value or total voting power of Middlefield Banc Corp. stock,
     (b) Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Middlefield Banc Corp. stock possessing 30% or more of the total voting power of Middlefield Banc Corp., or (y) a majority of Middlefield Banc Corp.’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of Middlefield Banc Corp.’s board of directors, or
     (c) Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of Middlefield Banc Corp.’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from Middlefield Banc Corp. assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of Middlefield Banc Corp.’s assets immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of Middlefield Banc Corp.’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

     1.7 “Code” means the Internal Revenue Code of 1986, as amended, and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury.
     1.8 “Effective Date” means January 1, 2006.
     1.9 “Normal Retirement Age” means the Executive’s 65th birthday.
     1.10 “Performance Goals” means the performance criteria set forth in Schedule A attached to this Agreement and incorporated herein by this reference, which criteria have been established by the Bank’s board of directors. The Performance Goals may be changed by the board of directors no more frequently than annually. If the performance criteria are changed, a new Schedule A shall be substituted for and shall supersede the old Schedule A, and the new Schedule A shall be deemed to be incorporated by reference herein and to be a part of this Agreement. A change in Performance Goals shall not become effective for the Plan Year in which the change is made unless the change is made on or before March 31 of the Plan Year. The Plan Administrator shall have sole authority to determine whether the Performance Goals have been achieved for any Plan Year. The Plan Administrator’s determination that the Performance Goals for a Plan Year have or have not been achieved shall be conclusive and binding.
     1.11 “Plan Administrator” or “Administrator” means the plan administrator described in Article 8.
     1.12 “Plan Year” means the calendar year. The first Plan Year shall begin on the Effective Date and end on December 31, 2006.
     1.13 “Separation from Service” means the Executive’s service as an executive or independent contractor to the Bank and any member of a controlled group, as defined in Code section 414, terminates for any reason, other than because of a leave of absence approved by the Bank or the Executive’s death. If there is a dispute about the Executive’s status or the date of the Executive’s Separation from Service, the Bank shall have the sole and absolute right to decide the dispute unless a Change in Control shall have occurred.
     1.14 “Termination with Cause” and “Cause” shall have the same definition specified in any effective severance or employment agreement existing on the date hereof or hereafter entered into between the Executive and the Bank or between the Executive and Middlefield Banc Corp. If the Executive is not a party to a severance or employment agreement containing a definition, Termination with Cause means the Bank terminates the Executive’s employment because of —
     (a) the Executive’s gross negligence or gross neglect of duties or intentional and material failure to perform stated duties after written notice thereof, or

     (b) disloyalty or dishonesty by the Executive in the performance of duties or breach of the Executive’s fiduciary duties for personal profit, in any case whether in the Executive’s capacity as a director or officer, or
     (c) intentional wrongful damage by the Executive to the business or property of the Bank or its affiliates, including without limitation the reputation of the Bank, which in the judgement of the Bank causes material harm to the Bank or affiliates, or
     (d) a willful violation by the Executive of any applicable law or significant policy of the Bank or an affiliate that, in the Bank’s judgement, results in an adverse effect on the Bank or the affiliate, regardless of whether the violation leads to criminal prosecution or conviction. For purposes of this Agreement applicable laws include any statute, rule, regulatory order, statement of policy, or final cease-and-desist order of any governmental agency or body having regulatory authority over the Bank, or
     (e) the occurrence of any event that results in the Executive being excluded from coverage, or having coverage limited for the Executive as compared to other executives of the Bank, under the Bank’s blanket bond or other fidelity or insurance policy covering its directors, officers, or employees, or
     (f) the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or section 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), or
     (g) conviction of the Executive for or plea of no contest to a felony or conviction of or plea of no contest to a misdemeanor involving moral turpitude, or the actual incarceration of the Executive for 45 consecutive days or more.
Article 2
Deferral Account
     2.1 Annual Contribution. The Bank shall establish an Account Balance on its books. Within three months after the end of each Plan Year the Bank shall credit the Annual Contribution to the Account Balance provided the Performance Goals were achieved for the Plan Year. Contributions to the Account Balance by the Executive are prohibited. Discretionary contributions by the Bank are likewise prohibited. The Annual Contribution shall not be made by the Bank for the Plan Year in which the Executive attains Normal Retirement Age or for any year thereafter. However, if the Performance Goals are achieved for the Plan Year in which the Executive attains Normal Retirement Age (and if Separation from Service does not occur before Normal Retirement Age), the Bank shall make a final contribution in an amount equal to the Annual Contribution multiplied by a percentage. The percentage shall equal the number of days in the Plan Year before the Executive attained Normal Retirement Age divided by 365. No Annual Contributions shall be made by the Bank for the Plan Year in which the Executive’s death or Separation from Service occurs or for any year thereafter (except for a final contribution for the year in which the Executive attains Normal Retirement Age, unless Separation from Service occurs before Normal Retirement Age).

     2.2 Interest. At the end of each Plan Year and until the first to occur of (x) Normal Retirement Age, (y) the Executive’s death, or (z) the Executive’s Separation from Service, interest is to be credited on the Account Balance at an annual rate of interest for that Plan Year, compounded monthly on the first day of the month, equal to the prime interest rate as published in The Wall Street Journal (the “Index”). After the first to occur of (x) Normal Retirement Age, (y) the Executive’s death, or (z) the Executive’s Separation from Service, interest shall be credited on the Account Balance at an annual rate equal to the yield on a 20-year corporate bond rated Aa by Moody’s, rounded to the nearest 1/4%.
     2.3 Statement of Account. Within 120 days after the end of each Plan Year, the Bank shall provide to the Executive a statement of the Account Balance at the end of the Plan Year. Each annual statement of the Account Balance shall supersede the previous year’s statement of the Account Balance.
     2.4 Accounting Device Only. The Account Balance is solely a device for measuring amounts to be paid under this Agreement. The Account Balance is not a trust fund of any kind. The Executive is a general unsecured creditor of the Bank for the payment of benefits. The benefits represent the mere promise by the Bank to pay benefits. The Executive’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executive’s creditors.
Article 3
Benefits During Lifetime
     3.1 Normal Retirement Age. Unless Separation from Service or a Change in Control occurs before Normal Retirement Age, when the Executive attains Normal Retirement Age the Bank shall pay to the Executive the Account Balance as of the end of the month in which the Executive attains Normal Retirement Age, instead of any other benefit under this Agreement. Beginning on the first day of the month after the month in which the Executive attains Normal Retirement Age, the Account Balance shall be paid to the Executive in 180 substantially equal monthly installments. The Bank shall credit interest according to the formula of section 2.2, compounded monthly, until the Account Balance is paid in full. If the Executive’s Separation from Service is a Termination with Cause, no further benefits shall be paid under this Agreement and this Agreement shall terminate.
     3.2 Separation from Service. If Separation from Service occurs before Normal Retirement Age for reasons other than death, instead of any other benefit under this Agreement the Bank shall pay to the Executive the Account Balance as of the end of the month immediately before the month in which payments commence, unless the Change-in-Control benefit shall have been paid under section 3.3. Beginning on the first day of the later of (x) the seventh month after the month in which Separation from Service occurs or (y) the month after the month in which the Executive attains Normal Retirement Age, the Bank shall pay the Account Balance in 180 substantially equal monthly installments. The Bank shall credit interest according to the formula of section 2.2, compounded monthly, until the Account Balance is paid in full.

     3.3 Change in Control. If a Change in Control occurs both before the Executive attains Normal Retirement Age and before the Executive’s Separation from Service, instead of any other benefit payable under this Agreement the Bank shall pay to the Executive the entire Account Balance in a single lump sum within three days after the Change in Control. Payment of the Change-in-Control benefit shall fully discharge the Bank from all obligations under this Agreement, except the legal fee reimbursement obligation under section 9.11.
     3.4 Payout of Normal Retirement Benefit or Separation from Service Benefit after a Change in Control. If when a Change in Control occurs the Executive is receiving the benefit under section 3.1, the Bank shall pay the remaining benefits to the Executive in a single lump sum within three business days after the Change in Control. If when a Change in Control occurs the Executive is receiving or is entitled at Normal Retirement Age to receive the benefit under section 3.2, the Bank shall pay the remaining benefits to the Executive in a single lump sum within three business days after the later of (x) the date of the Change in Control or (y) the first day of the seventh month after the month in which the Executive’s Separation from Service occurs. The lump-sum payment due to the Executive as a result of a Change in Control shall be an amount equal to the Account Balance remaining unpaid.
     3.5 One Benefit Only. Despite anything to the contrary in this Agreement, the Executive and Beneficiary are entitled to one benefit only under this Agreement, which shall be determined by the first event to occur that is dealt with by this Agreement. Except as provided in section 3.4, later occurrence of events dealt with by this Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under this Agreement.
     3.6 Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if when the Executive’s employment terminates the Executive is a specified employee, as defined in Code section 409A, and if any payments under Article 3 of this Agreement will result in additional tax or interest to the Executive because of section 409A, the Executive shall not be entitled to the payments under Article 3 until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under section 409A. If any provision of this Agreement would subject the Executive to additional tax or interest under section 409A, the Bank shall reform the provision. However, the Bank shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.
Article 4
Death Benefits
     After the Executive’s death, the Bank shall pay to the Executive’s Beneficiary the Account Balance as of the date of the Executive’s death. The Account Balance shall be paid to the Executive’s Beneficiary in a single lump sum 90 days after the date of the Executive’s death. However, if the Executive dies after termination of this Agreement under Article 6, the Executive’s Beneficiary shall be entitled to no benefits under this Agreement.

Article 5
Beneficiaries
     5.1 Beneficiary Designations. The Executive shall have the right to designate at any time a Beneficiary to receive any benefits payable under this Agreement after the Executive’s death. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other benefit plan of the Bank in which the Executive participates.
     5.2 Beneficiary Designation Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form and delivering it to the Plan Administrator or its designated agent. The Executive’s Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing, and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator before the Executive’s death.
     5.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted, and acknowledged in writing by the Plan Administrator or its designated agent.
     5.4 No Beneficiary Designation. If the Executive dies without a valid beneficiary designation or if all designated Beneficiaries predecease the Executive, the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be paid to the Executive’s estate.
     5.5 Facility of Payment. If a benefit is payable to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Bank may pay the benefit to the guardian, legal representative, or person having the care or custody of the minor, incapacitated person, or incapable person. The Bank may require proof of incapacity, minority, or guardianship as it may deem appropriate before distribution of the benefit. Distribution shall completely discharge the Bank from all liability for the benefit.
Article 6
General Limitations
     6.1 Termination with Cause. Despite any contrary provision of this Agreement, the Bank shall not pay any benefit under this Agreement and this Agreement shall terminate if Separation from Service is a Termination with Cause.

     6.2 Misstatement. No benefits shall be paid under this Agreement if the Executive makes any material misstatement of fact on any application or resume provided to the Bank, on any application for life insurance purchased by the Bank, or on any application for benefits provided by the Bank.
     6.3 Removal. Despite any contrary provision of this Agreement, if the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.
     6.4 Default. Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default”, as those terms are defined in of section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.
Article 7
Claims and Review Procedures
     7.1 Claims Procedure. Any person who has not received benefits under this Agreement that he or she believes should be paid (the “claimant”) shall make a claim for benefits as follows.

7.1.1	Initiation — written claim. The claimant initiates a claim by submitting to the Administrator a written claim for the benefits. If the claim relates to the contents of a notice received by the claimant, the claim must be made within 60 days after the notice was received by the claimant. All other claims must be made within 180 days after the date of the event that caused the claim to arise. The claim must state with particularity the determination desired by the claimant.

7.1.2	Timing of Administrator response. The Administrator shall respond to the claimant within 90 days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the
Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, before the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

7.1.3	Notice of decision. If the Administrator denies part or all of the claim, the Administrator shall notify the claimant in writing of the denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth —

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of this Agreement on which the denial is based,

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(d) An explanation of the Agreement’s review procedures and the time limits applicable to such procedures, and

(e) A statement of the claimant’s right to bring a civil action under ERISA section 502(a) after an adverse benefit determination on review.
     7.2 Review Procedure. If the Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Administrator of the denial, as follows.

7.2.1	Initiation — written request. To initiate the review, the claimant must file with the Administrator a written request for review within 60 days after receiving the Administrator’s notice of denial.

7.2.2	Additional submissions — information access. The claimant shall then have the opportunity to submit written comments, documents, records, and other information relating to the claim. Upon request and free of charge, the Administrator shall also provide the claimant reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on review. In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether the information was submitted or considered in the initial benefit determination.

7.2.4	Timing of Administrator response. The Administrator shall respond in writing to the claimant within 60 days after receiving the request for review. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional 60 days by notifying the claimant in writing before the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

7.2.5	Notice of decision. The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial,

(b) A reference to the specific provisions of the Agreement on which the denial is based,

(c)  A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits, and

(d) A statement of the claimant’s right to bring a civil action under ERISA section 502(a).
Article 8
Administration of Agreement
     8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator consisting of the board or such committee or persons as the board shall appoint. The Executive may not be a member of the Plan Administrator. The Plan Administrator shall have the discretion and authority to (x) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (y) decide or resolve any and all questions that may arise, including interpretations of this Agreement.
     8.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.
     8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator concerning any question arising out of the administration, interpretation, and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. Neither the Executive nor any Beneficiary shall be deemed to have any right, vested or unvested, regarding the continuing effect of any decision or action of the Plan Administrator.
     8.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.
     8.5 Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, death, or Separation from Service of the Executive and such other pertinent information as the Plan Administrator may reasonably require.
Article 9
Miscellaneous
     9.1 Amendments and Termination. This Agreement may be amended solely by a written agreement signed by the Bank and by the Executive. Except for the case of Termination with Cause, this Agreement shall not be terminated unless the Account Balance is first paid to the Executive or the Executive’s Beneficiary.
     9.2 Binding Effect. This Agreement shall bind the Executive and the Bank and their beneficiaries, survivors, executors, successors, administrators, and transferees.

     9.3 Successors; Binding Agreement. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the Bank’s business or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent the Bank would be required to perform this Agreement had no succession occurred.
     9.4 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.
     9.5 Non-Transferability. Benefits under this Agreement may not be sold, transferred, assigned, pledged, attached, or encumbered.
     9.6 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.
     9.7 Applicable Law. This Agreement and all rights hereunder shall be governed by the laws of the State of Ohio, except to the extent the laws of the United States of America otherwise require.
     9.8 Unfunded Arrangement. The Executive and the Beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay benefits. The rights to benefits are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and the Beneficiary have no preferred or secured claim.
     9.9 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. This Agreement amends and restates in its entirety the December 28, 2006 Executive Deferred Compensation Agreement between the Executive and the Bank.
     9.10 Tax Consequences. The Bank does not insure or guarantee the tax consequences of payments provided hereunder for matters beyond its control. The Executive certifies that the Executive’s decision to defer receipt of compensation is not due to reliance on financial, tax, or legal advice given by the Bank or any of its employees, agents, accountants, or legal advisors.
     9.11 Payment of Legal Fees. The Bank is aware that after a Change in Control management of the Bank could cause or attempt to cause the Bank to refuse to comply with its obligations under this Agreement, or could institute or cause or attempt to cause the Bank to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. The Bank desires that the Executive not be required to incur the expenses associated with the enforcement of rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. The Bank desires that the Executive not be forced to negotiate settlement of rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change in Control occurs it appears to the Executive that (x) the Bank has failed to comply with any of its obligations under this Agreement, or (y) the Bank or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, the Bank irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at the Bank’s expense as provided in this section 9.11, to represent the Executive in the initiation or defense of any litigation or other legal action, whether by or against the Bank or any director, officer, stockholder, or other person affiliated with the Bank, in any jurisdiction. Despite any existing or previous attorney-client relationship between the Bank and any counsel chosen by the Executive under this section 9.11, the Bank irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and the Bank and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the Executive by the Bank on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by counsel in accordance with counsel’s customary practices, up to a maximum aggregate amount of $500,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. The Bank’s obligation to pay the Executive’s legal fees under this section 9.11 operates separately from and in addition to any legal fee reimbursement obligation the Bank may have with the Executive under any separate employment, severance, or other agreement between the Executive and the Bank. Despite anything in this section 9.11 to the contrary however, the Bank shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].
     9.12 Severability. If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.
     9.13 Waiver. A waiver by either party of any of the terms or conditions of this Agreement in any one instance shall not be considered a waiver of the terms or conditions for the future or a waiver of any subsequent breach. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative, and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

     9.14 Captions and Counterparts. Captions in this Agreement are included for convenience only and shall not affect the interpretation or construction of the Agreement or any of its provisions. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute a single agreement.
     9.15 Notice. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Bank at the time of the delivery of such notice, and properly addressed to the Bank if addressed to the Board of Directors, The Middlefield Banking Company, 15985 East High Street, Middlefield, Ohio 44062-0035.
     9.16 Termination or Modification of Agreement Because of Changes in Law, Rules or Regulations. The Bank is entering into this Agreement on the assumption that certain existing tax laws, rules, and regulations will continue in effect in their current form. If that assumption materially changes and the change has a material detrimental effect on this Agreement, the Bank reserves the right to terminate or modify this Agreement accordingly, subject to the written consent of the Executive, which shall not be unreasonably withheld. This section 9.16 shall become null and void effective immediately after a Change in Control.
     In Witness Whereof, the Executive and a duly authorized Bank officer have executed this Amended Executive Deferred Compensation Agreement as of the date first written above.

Executive:	Bank:
The Middlefield Banking
Company

James R. Heslop II
By:

Its:

The Middlefield Banking Company
Amended Executive Deferred Compensation Agreement
Beneficiary Designation
     I designate the following as beneficiary under this Amended Executive Deferred Compensation Agreement of benefits payable after my death.

Primary:

Contingent:

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.
     I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature:

James R. Heslop II

Date:	, 2008

Received by the Bank this day of , 2008

By:

Title:

The Middlefield Banking Company
Amended Executive Deferred Compensation Agreement
Schedule A
Performance Goals
     The Bank’s board of directors shall establish Performance Goals, which may be absolute performance targets taking the Bank’s performance only into account, or relative targets taking the Bank’s performance into account relative to a peer group of companies, or a combination of both. The measures of performance used to establish Performance Goals shall not change from one Plan Year to the next unless the board of directors concludes that compelling reasons exist to use different or additional measures of performance. If performance relative to a peer group is used, the peer group analysis selected by the board of directors shall not be changed from one Plan Year to the next unless the board of directors concludes that the peer group being employed is no longer representative of the Bank’s actual peer group of companies, or alternatively, the company preparing the peer group analysis ceases to exist or no longer prepares peer group analyses.
     For the first Plan Year, the Executive will receive an Annual Contribution amount equal to 5% of the Executive’s Base Annual Salary. For every Plan Year after the first Plan Year unless changed by the board of directors under section 1.10 of the Agreement, the Performance Goals are -

			Annual Contribution for Achievement of
Performance Target #1	Performance Goal #1		Performance Goal #1
Bank’s Target Net Income for Plan Year	$3,902,000		2.5% of the Executive’s Base Annual Salary

Bank’s Net Income for Plan Year Is Equal to or Greater than -	$3,941,020	(101%)	3.5% of the Executive’s Base Annual Salary

Bank’s Net Income for Plan Year Is Equal to or Greater than -	$3,980,040	(102%)	4.5% of the Executive’s Base Annual Salary

Bank’s Net Income for Plan Year Is Equal to or Greater than -	$4,019,060	(103%)	5.5% of the Executive’s Base Annual Salary

Bank’s Net Income for Plan Year Is Equal to or Greater than -	$4,058,080	(104%)	6.5% of the Executive’s Base Annual Salary

Bank’s Net Income for Plan Year Is Equal to or Greater than -	$4,097,100	(105%)	7.5% of the Executive’s Base Annual Salary
The Bank’s target net income for Performance Goal #1 is $3,902,000. At a minimum, the Executive is entitled to an Annual Contribution for Performance Goal #1 equal to 2.5% of Base Annual Salary. For the Executive to receive a greater Annual Contribution under Performance Goal #1, the Bank’s net income for the Plan Year must meet or exceed 101% of the Bank’s target net income for the Plan Year. For every additional 1% that the Bank’s target net income is met or exceeded in any Plan Year, up to 105%, the Executive’s Annual Contribution amount also increases by 1%. Thus, the maximum Annual Contribution for achievement of Performance

Goal #1 is 7.5% of the Executive’s Base Annual Salary. The Bank and the Executive agree that the Bank’s net income for the Plan Year shall be derived from the quarterly reports of condition filed with the FDIC under the Federal Deposit Insurance Act section 7(a), 12 U.S.C. 1817(a), and FDIC rules, 12 CFR Part 304.

Annual Contribution for Achievement
Performance Target #2	Performance Goal #2	of Performance Goal #2
Bank’s Target Peer Rank	Overall Ranking in Top 50% of Ohio-Headquartered Commercial Banks as Reported by Ryan Beck & Co.	2.5% of the Executive’s Base Annual Salary

Bank Has An -	Overall Ranking in Top 60% of Ohio-Headquartered Commercial Banks as Reported by Ryan Beck & Co.	3.5% of the Executive’s Base Annual Salary

Bank Has An -	Overall Ranking in Top 70% of Ohio-Headquartered Commercial Banks as Reported by Ryan Beck & Co.	4.5% of the Executive’s Base Annual Salary

Bank Has An -	Overall Ranking in Top 80% of Ohio-Headquartered Commercial Banks as Reported by Ryan Beck & Co.	5.5% of the Executive’s Base Annual Salary

Bank Has An -	Overall Ranking in Top 90% of Ohio-Headquartered Commercial Banks as Reported by Ryan Beck & Co.	6.5% of the Executive’s Base Annual Salary

Bank Has An -	Overall Ranking in Top 100% of Ohio-Headquartered Commercial Banks as Reported by Ryan Beck & Co. [ranked #1]	7.5% of the Executive’s Base Annual Salary
The Bank’s target Peer Rank for Performance Goal #2 is an overall ranking in the top 50% of all Ohio-headquartered publicly traded commercial banks as evaluated in the Ryan Beck & Co. quarterly reports titled “The Midwest Manifesto” (the “Reports”) for the applicable Plan Year. In the Reports, Ryan Beck & Co. ranks publicly traded commercial banks headquartered in Ohio based on seven factors: earnings per share growth, return on equity, return on assets, efficiency ratio, net charge-offs as a percentage of average loans, and loan and deposit growth. At a minimum, the Executive is entitled to an Annual Contribution for Performance Goal #2 equal to 2.5% of Base Annual Salary. For the Executive to receive a greater Annual Contribution under Performance Goal #2, the Bank must have an overall ranking in the top 60% of Ohio-headquartered commercial banks as reported by Ryan Beck & Co. for the Plan Year. For every additional 10% that the Bank’s peer ranking improves in any Plan Year, up to being ranked first, the Executive’s Annual Contribution amount also increases by 1%. Thus, the maximum Annual Contribution for achievement of Performance Goal #2 is 7.5% of the Executive’s Base Annual Salary.

     If Ryan Beck & Co. ceases to exist or no longer prepares peer group analyses, peer rank will be established using the Uniform Bank Performance Report (“UBPR”) as reported on the Federal Financial Institutions Examination Council’s website at www.ffiec.gov/UBPR.htm. The UBPR is an analytical tool created for bank supervisory, examination, and management purposes. In a concise format, the UPBR shows the impact of management decisions and economic conditions on a bank’s performance and balance-sheet composition. The performance and composition data contained in the report can be used as an aid in evaluating the adequacy of earnings, liquidity, capital, asset and liability management, and growth management.
     At a minimum, the Executive’s Annual Contribution in any Plan Year shall not be less than 5% of the Executive’s Base Annual Salary (i.e., the 2.5% of Base Annual Salary Annual Contribution under Performance Goal #1 plus the 2.5% of Base Annual Salary Annual Contribution under Performance Goal #2). At a maximum, the Executive’s Annual Contribution in any Plan Year shall not exceed 15% of the Executive’s Base Annual Salary (i.e., the 7.5% of Base Annual Salary Annual Contribution under Performance Goal #1 plus the 7.5% of Base Annual Salary Annual Contribution under Performance Goal #2).
     Changes in the Performance Goals approved by the board of directors shall become effective no more frequently than annually. The Plan Administrator’s determination that the Performance Goals for a Plan Year have or have not been achieved shall be conclusive and binding.